Exhibit 4.3

ENERGOUS CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is entered into as of [●] (the “Effective Date”), by and between ENERGOUS CORPORATION, a Delaware corporation (the “Company”), and [●] (“Employee”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) wishes to grant Employee Restricted Stock Units (the “RSUs” and each, a “RSU”) in conjunction with, and as an inducement to, Employee’s acceptance of employment with the Company, subject to the terms provided in this Agreement; and

WHEREAS, the Board anticipates that this Agreement will promote the best interests of the Company and its shareholders by providing Employee a proprietary interest in the Company with a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries.

NOW, THEREFORE, in consideration of Employee accepting employment with the Company and the benefits that the Company will derive in connection with the services to be rendered by Employee thereunder, the Company and Employee hereby agree as follows:

1.      Grant; Vesting. Subject to the terms and conditions of this Agreement, the Company grants to Employee [●] RSUs. Each RSU shall have a value equal to the fair market value of one (1) share of Company Common Stock (a “Share”). The RSUs covered by this Agreement shall become earned by, and payable to, Employee in the amounts and on the dates shown on Annex 1 attached hereto.

2.      Compliance with Laws. Employee agrees that Employee shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the delivery of any Shares pursuant to this Agreement. In addition, Employee agrees that, upon request, Employee will furnish a letter agreement providing that (i) Employee will not distribute or resell any of said Shares in violation of the Securities Act of 1933, as amended, (ii) Employee will indemnify and hold the Company harmless against all liability for any such violation and (iii) Employee will accept all liability for any such violation.

3.      Designation of Beneficiary. Employee may designate a beneficiary to receive payment in connection with the RSUs granted hereunder in the event of Employee’s death while employed by the Company in accordance with the Company’s beneficiary designation procedures, as in effect from time to time. If Employee does not designate a beneficiary or if Employee’s designated beneficiary does not survive Employee, then Employee’s beneficiary will be Employee’s estate.

4.      Nature of RSUs.

(a)      Employee shall not have any interest in any fund or in any specific asset or assets of the Company by reason of the RSUs granted hereunder, or any right to exercise any of the rights or privileges of a stockholder with respect to the RSUs until Shares are issued in connection with the RSUs.

(b)      Unless otherwise provided by the Board and except as provided below, the RSUs, and the rights and privileges conferred hereby, may not be transferred, sold, assigned, pledged or otherwise encumbered by Employee. The RSUs shall not be subjected to execution, attachment or similar process. Any attempt to transfer or dispose of the RSUs or any interest in the RSUs in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

(c)      The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Company’s Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

5.      Adjustment Provisions.

(a)      Share Adjustments: In the event of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares of Company stock, or the like, as a result of which shares of any class shall be issued in respect of the outstanding Shares, or the Shares shall be changed in to the same or a different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the number of Shares subject to the RSUs shall be appropriately adjusted in such equitable and proportionate amount as determined by the Board. No fractional Share shall be issued under the Agreement resulting from any such adjustment but the Board, in its sole discretion, may make a cash payment in lieu of a fractional Share.

(b)      Acquisitions: In the event of a merger or consolidation of the Company with another corporation or entity, or a sale or disposition by the Company of all or substantially all of its assets, the Board shall, in its sole discretion, have authority to provide for (i) waiver in whole or in party of any remaining restrictions or vesting requirements in connection with the RSUs granted hereunder, (ii) the conversion of the outstanding RSUs into cash and/or (iii) the conversion of the RSUs into the right to receive securities, including RSUs, of another person or entity upon such terms and conditions as are determined by the Board in its sole discretion.

(c)      Binding Effect: For the avoidance of doubt, any adjustment, waiver, conversion or other action taken by the Board under this Section 5 shall be conclusive and binding on Employee and the Company and any respective successors and assigns.

6.      Acknowledgments.

(a)      Employee acknowledges having read this Agreement and agrees to be bound by all the terms and conditions of this Agreement.

(b)      Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), Employee acknowledges that the ultimate liability for all Tax-Related Items owed by Employee is and remains Employee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of RSUs, including the grant and vesting of the RSUs, the subsequent sale of Shares acquired upon the vesting of the RSUs and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Employee’s liability for Tax-Related Items.

In the event the Company determines that it must withhold any Tax-Related Items as a result of the grant of the RSUs, Employee agrees as a condition precedent of such grant to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the RSUs. In addition, Employee authorizes the Company to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from Employee’s other cash compensation paid by the Company to Employee; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any Shares received in payment for Employee’s RSUs; and at the time of payment, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items. The Company may refuse to issue and deliver Shares in payment of any earned RSUs if Employee fails to comply with any withholding obligation.

7.      Notices. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. Employee hereby consents to receive such documents by electronic delivery.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify Employee from time to time; and to Employee at Employee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as Employee, by notice to the Company, may designate in writing from time to time.

8.      Entire Agreement. This Agreement constitutes the final understanding between Employee and the Company regarding the RSUs.

9.      Amendment. The Board may amend this Agreement; provided, however, that Employee’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect Employee.

10.      Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

11.      Governing Law. This Agreement and all actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of California, applied without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused these presents to be executed as of the date and year first above written, which is the date of the granting of the RSUs evidenced hereby.

ENERGOUS CORPORATION

By:
Name: Title:

The undersigned Employee hereby accepts the foregoing RSUs and agrees to the several terms and conditions hereof.

Employee

[SIGNATURE PAGE TO RSU AWARD AGREEMENT]

Annex 1

Vesting and Payment of Restricted Stock Units

(a)      Time-Based Vesting. Subject to the provisions of paragraph (b), Employee shall earn the RSUs according to the schedule set forth below for so long as Employee remains continuously employed by the Company:

Vesting Date	RSUs
[●]%
[●]%
[●]%
[●]%

(b)      Impact of Termination. If Employee’s employment with the Company is terminated prior to any of the above vesting date(s) for any reason (including Employee’s death or disability), then any RSUs that had not yet become earned and vested under paragraph (a) above shall be immediately canceled as of the date of such termination.

(c)      Timing And Form Of Payment. Any RSU that becomes earned and vested in accordance with paragraph (a) shall be paid to Employee as soon as practicable upon vesting. Payment shall be made in the form of one Share for each RSU that is payable.

(d)      Section 409A. This grant of RSUs is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent.